Exhibit 99.2

                         VOYAGEUR UNIT INVESTMENT TRUST
                                    SERIES 8

                                 TRUST AGREEMENT

                                                           Dated:  March 4, 1997

         This Trust Agreement dated as of March 4, 1997 between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Voyageur Equity Trust Series 1 and certain subsequent Series, Standard Terms and Conditions of Trust Dated January 3, 1996" (herein called the "STANDARD TERMS AND CONDITIONS OF TRUST"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

           (a) The Securities listed in Schedule A hereto have been deposited in Trust under this Trust Agreement.

           (b) Section 2.03(a) of the Standard Terms and Conditions of Trust shall be amended by adding the following sentence after the first sentence of such section:

               "The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Depositors, at any time when the Depositor is the only beneficial holder of Units, which revised number of Units shall be recorded by the Trustee on its books. The Trustee shall be entitled to rely on the Depositor's direction as certification that no person other than the Depositor has a beneficial interest in the Units and the Trustee shall have no liability to any person for action taken pursuant to such direction."


         IN WITNESS WHEREOF, Voyageur Fund Managers, Inc. has caused this Trust Agreement to be executed by its Chairman, President, General Counsel, Chief Financial Officer or one of its Vice Presidents and Investors Fiduciary Trust Company has caused this Trust Agreement to be executed by one of its Trust Officers all as of the day, month and year first above written.

                                   Voyageur Fund Managers, Inc., Depositor

                                   By:      /S/ THOMAS J. ABOOD
                                           Senior Vice President

                                   INVESTORS FIDUCIARY TRUST COMPANY, Trustee

                                   By:      /S/ RON PUETT
                                            Operations Officer



                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                    VOYAGEUR UNIT INVESTMENT TRUST, SERIES 8

(Note: Incorporated herein and made a part hereof are the "SCHEDULES OF INVESTMENTS" as set forth in the Prospectus.)